Exhibit (k)(a)









                      TRANSFER AGENCY AND SERVICE AGREEMENT

         AGREEMENT made as of the 7th day of October, 1996 by and between THE PRINCIPLED EQUITY MARKET FUND, a Massachusetts business trust having its principal office and place of business at Langley Place, 10 Langley Road, Newton Centre, Massachusetts (the "Fund"), and ANCHOR INVESTMENT MANAGEMENT CORPORATION, a Massachusetts corporation, having its principal office and place of business at 2717 Furlong Road, Doylestown, Pennsylvania (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Fund desires to appoint the Company as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Company desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.        Terms of Appointment; Duties of the Company

         1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Company to act as, and the Company agrees to act as, transfer agent for the Fund's authorized and issued shares of beneficial interest without par value ("Shares"), dividend disbursing agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund ("Shareholders") and set out in the prospectus and statement of additional information of the Fund as from time to time in effect.

         1.02 The Company agrees that it will perform the following services:

         (a) In accordance with procedures established from time to time by agreement between the Fund and the Company, the Company shall:

                  (i) receive for acceptance and processing, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the custodian of the Fund authorized pursuant to the Fund's governing documents (the "Custodian");



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                  (ii)  pursuant  to  purchase   orders  or  other   appropriate
instructions, issue the appropriate number of Shares and hold Shares in the appropriate Shareholder account, and, if requested and properly authorized, issue appropriate certificates therefor;

                  (iii)  receive  for  acceptance  and  processing,   redemption
requests and redemption directions, and deliver the appropriate documentation therefor to the Custodian;

                  (iv) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any repurchase of Shares, pay over or cause to be paid over in the appropriate manner such monies as instructed by the selling Shareholders;

                  (v) effect transfer of Shares by the registered owners thereof upon receipt of appropriate documentation;

                  (vi)  prepare  and  transmit   payments  for   dividends   and
distributions declared by the Fund; and

                  (vii) maintain records of account for and advise the Fund and its Shareholders as to the foregoing.

         (b) In addition to and not in lieu of the services set forth in paragraph (a) above, the Company shall perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with any dividend reinvestment plans, including but not limited to:
(i) maintaining all Shareholder accounts, (ii) preparing Shareholder mailing lists, (iii) mailing proxies, (iv) receiving and tabulating proxies, (v) mailing of additional information to current Shareholders, (vi) withholding taxes on U.S. residents and non-resident alien accounts where applicable, (vii) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders, (viii) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, (ix) preparing and mailing activity statements for Shareholders, and (x) providing Shareholder account information. The Fund shall provide the Company with any information required in connection with the furnishing of the foregoing services.

         (c) Procedures applicable to the services provided under this Agreement may be established from time to time by agreement between the Fund and the Company.


Article 2.        Fees and Expenses

         2.01 For performance by the Company pursuant to this Agreement, the Fund agrees to pay the Company monthly a fee at the annual rate of $6,000. Such fees and the out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Company.


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         2.02 In addition  to the fee paid under  Section  2.01 above,  the Fund agrees to reimburse the Company for all out-of-pocket expenses or advances incurred by the Company in performing its duties as Transfer Agent hereunder. In addition, any other expenses incurred by the Company at the request or with the consent of the Fund will be reimbursed by the Fund.

         2.03 The Fund agrees to pay all fees and reimbursable expenses promptly. Postage and cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Company by the Fund in immediately available funds prior to the mailing date of such materials.

Article 3.        Representations and Warranties of the Company

         The Company represents and warrants to the Fund that:

         3.01 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

         3.02 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

         3.03 It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement.

         3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.


Article 4.        Representations and Warranties of the Fund

         The Fund represents and warrants to the Company that:

         4.01 It is an unincorporated business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

         4.02 It is empowered under applicable laws and by its governing documents to enter into and perform this Agreement.

         4.03 All proceedings required by said governing documents have been taken to authorize it to enter into and perform this Agreement.

         4.04 It is an investment company registered under the Investment Company Act of 1940.




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Article 5.        Indemnification

         5.01 The Company shall not be responsible for, and the Fund shall indemnify and hold the Company and its officers, directors, employees and agents harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

                  (a) all actions of the Company or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

                  (b) the Fund's refusal or failure to comply with the terms of this Agreement, or the Fund's lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of the Fund hereunder;

                  (c) the reliance on or use by the Company or its agents or subcontractors of information, records or documents which (i) are received by the Company or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm (other than the Company or its agents or subcontractors) on behalf of the Fund;

                  (d) the reliance on, or the carrying out by the Company or its agents or subcontractors of, any instructions or requests of the Fund's representatives; or

                  (e) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, including, without limitation, any requirement that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         5.02 The Company shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to the Company's refusal or failure to comply with the terms of this Agreement, or the Company's lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of the Company hereunder.

         5.03 At any time the Company may apply to any officer of the Fund for instructions, and may consult with the Fund's legal counsel with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Company and its officers, directors, employees, agents and subcontractors


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shall be  protected  and  indemnified  in acting  upon any  papers or  documents furnished by or on behalf of the trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instructions, information, data, records or documents provided the Company or its agents or subcontractors by telephone, in person, or by machine readable input, facsimile, CRT data entry or other similar means authorized by the Fund, and the Company and its officers, directors, employees, agents and subcontractors shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. The Company and its officers, directors, employees, agents and subcontractors shall also be protected and indemnified in recognizing Shares certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         5.04 In the event either party is unable to perform its obligations under this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

         5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement of for any act or failure to act hereunder.

         5.06 In order that the  indemnification  provisions  contained  in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall, as a condition to indemnification, in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6.        Covenants of the Fund and the Company

         6.01 The Fund shall promptly furnish to the Company the following:

                  (a) a certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Company and the execution and delivery of this Agreement.

                  (b) a copy of the Declaration of Trust and Bylaws of the Fund and all amendments thereto.



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         6.02 The Company hereby agrees to establish and maintain facilities and
procedures   reasonably   acceptable  to  the  Fund  for  safekeeping  of  Share
certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         6.03 The Company shall keep records relating to the services to be performed hereunder in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, the Company agrees that all such records prepared or maintained by the Company relating to the services to be performed by the Company hereunder are property of the Fund and will be preserved, maintained at the expense of the Fund and made available in accordance with such section, rules and regulations, and will be surrendered promptly to the Fund at its request.

         6.04 The Company and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Company will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Company reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, unless the Fund indemnifies the Company to its reasonable satisfaction against such liability.

Article 7.        Termination of Agreement

         7.01 This Agreement may be terminated by either party upon at least one hundred twenty (120) days written notice to the other.

         7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination, but not more than an amount equivalent to the average of the most recent three (3) months' fees.

Article 8.        Assignment

         8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.


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         8.02 This  Agreement  shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 9.        Amendment

         9.01 This Agreement may be amended or modified by a written agreement executed by both parties.

Article 10.       Massachusetts Law to Apply

         10.01 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 11.       Merger of Agreement

         11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 12.       Limitation of Liability

         12.01 A copy of the Declaration of Fund of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Fund as trustees and not individually and that the obligations of this Agreement are not binding upon the Trustees or holders of Shares individually but are binding only upon the assets or property of the Fund.

         IN WITNESS WHEREOF, the parties hereto has each caused this Agreement to be executed in its name and behalf by and through its duly authorized officers, as of the day and year first above written.


                                               THE PRINCIPLED EQUITY MARKET
                                                FUND



                                               ByS/David W.C. Putnam, President
                                                 David W.C. Putnam, President



                                               ANCHOR INVESTMENT
                                                MANAGEMENT CORPORATION


                                               ByS/David Y. Williams, President
                                                 David Y. Williams, President